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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 8, 2002, in the Registration Statement (Form
S-3 No. 333-      ) and related Prospectus of Allied Healthcare International
Inc. for the registration of 669,738 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated November 8, 2002, with respect to the consolidated financial statements and schedules of Allied Healthcare International Inc. for the years ended September 30, 2002 and 2001 included in its Current Report on Form 8-K dated July 15, 2004, as filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
New York, New York
July 15, 2004